September 27, 2007

Board of Directors
Orion Ethanol, Inc.
307 South Main
Pratt, KS 67124

RE:	Registration Statement on Form SB-2 (the “Registration Statement”) of Orion Ethanol, Inc. (the “Corporation”)

Ladies and Gentlemen:

We have acted as special securities counsel to the Corporation in connection with the preparation and filing with the United States Securities and Exchange Commission of the Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling shareholders named therein of up to 32,676,142 shares of the Corporation’s common stock (the “Shares”). Of such Shares, (i) 9,887,816 are outstanding upon the effective date of the Registration Statement, (ii) up to 16,573,326 shares of common stock are issuable upon the conversion of the Corporation’s 8% senior convertible notes, and (iii) up to 6,215,000 shares are issuable upon the exercise of warrants held by certain of the selling stockholders. The contents of the Registration Statement, including the exhibits thereto, are incorporated by reference herein.

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the Securities Act for filing as Exhibit 5 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation’s Certificate of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, copies of the stock purchase and subscription agreements and other documents pursuant to which the selling shareholders acquired the shares, certificates evidencing the Shares, and minutes and resolutions of the Corporation’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation.

Based solely upon the foregoing, it is our opinion that upon the effective date of the Registration Statement, (1) the 9,887,816 outstanding shares referenced above will be legally issued, fully-paid and non-assessable, (2) that the 16,573,326 shares of common stock are issuable upon the conversion of the Corporation’s 8% senior convertible notes will be legally issued, fully-paid and non-assessable upon the conversion of the applicable 8% senior convertible notes in accordance with the terms thereof, and (3) that the 6,215,000 shares issuable upon exercise of warrants referenced above will be legally issued, fully-paid and non-assessable upon the exercise of the applicable warrants in accordance with the terms thereof and upon payment of the exercise price to the Company.

September 27, 2007

Our opinion expressed above is limited to the Nevada General Corporation Law and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Thelen Reid Brown Raysman & Steiner LLP

THELEN REID BROWN
RAYSMAN & STEINER LLP